DVORAK & ASSOCIATES, LTD. Attorneys and Counselors at Law Licensed to practice before all Courts in the State of Nevada And the United States Supreme Court
1312 Gallery Oaks Dr. Las Vegas, NV 89123 (303) 912-3525 Fax (303) 379-7676 bdvorak@ataboulder.com

Exhibit 5.1 and 23.2

Date: Jan. 10, 2008

Board of Directors

Porfavor Corp.

2911 N. Lamb Blvd.

Las Vegas, NV 89115

RE: Registration Statement on Form SB-2 for Porfavor Corp., a Nevada corporation (the “Company”)

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 17,500,000 shares held by existing shareholders for public sale of the Company's common stock, $.001 par value, to be sold by the existing selling shareholders.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.

The Certificate of Incorporation and By-Laws of the Company;

ii.

Resolutions of the Board of Directors authorizing the offering and related matters;

iii.

The Registration Statement and the Exhibits thereto; and

iv.

Such other matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies.  In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Porfavor Corp

January 10, 2008

Based on the foregoing, I am of the opinion that the Shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement,

Sincerely yours,

/s/ Brian Dvorak

Brian Dvorak, Esq.